UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 1, 2004

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, Flanders, NJ 07836
(Address of principal executive offices)

Registrant's telephone number, including area code: (973) 691-1300

Item 2.02.  Results of Operations and Financial Condition.

        On November 1, 2004, Rudolph Technologies, Inc. issued a press release reporting its financial results for the three and nine months ended September 30, 2004.  The press release is attached hereto as Exhibit 99.1.

        The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

            (c)  Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release issued November 1, 2004

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued November 1, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: November 1, 2004	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer

EXHIBIT 99.1

RUDOLPH TECHNOLOGIES SECOND QUARTER RESULTS EXCEED EXPECTATIONS; REPORTS BETTER-THAN-EXPECTED REVENUE AND EARNINGS

Flanders, NJ, November 1, 2004 - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process control equipment for thin film measurement and macro-defect inspection during Integrated Circuit (IC) manufacturing, today announced financial results for the third quarter ended September 30, 2004.

Highlights for the third quarter include:

*  Revenue of $21.8 million increases 7% sequentially and 54% year-over-year
*  EPS of $0.13 increases $0.04 sequentially and $0.10 year-over-year
*  Sequential operating profit increases 30% to $2.4 million
*  Balance sheet remains strong, with cash and marketable securities increasing sequentially by $3.7 million to $79.8 million

Discussing the third quarter results, Paul F. McLaughlin, Chairman and CEO commented:

"We are pleased with our third quarter performance - as revenue was within our stated range and EPS was above the high end of our guidance helped by a 2 cent per share gain from the litigation settlement announced during the quarter by our company and August Technology.  Revenue and EPS for the first nine months of 2004 have already surpassed the revenue and EPS for all of 2003, so we are clearly moving forward as device manufacturers are adopting Rudolph's leading-edge technologies more than ever.  We are also encouraged by the early market acceptance of some of our new products released at Semicon West in July.”

The Company's third quarter revenue increased 7% to $21.8 million compared to $20.4 million in the 2004 second quarter.  Compared to the year-ago third quarter, revenue increased 54% from $14.2 million.  During the third quarter international sales represented approximately 68% of revenue while domestic sales accounted for 32%.  This compares to international sales of 56% and domestic sales of 44% in the year-ago quarter.

The Company continued its strong heritage of profitability as third quarter net income totaled $2.2 million, or $0.13 per diluted share compared to $465,000, or $0.03 per diluted share, for the 2003 third quarter. Excluding the $502,500 gain from the litigation settlement that is recorded in "Interest income and other, net", the Company's earnings in the 2004 third quarter was at the high-end of the Company's previous guidance.  The Company reported net income of $1.5 million, or $0.09 per diluted share for the 2004 second quarter.

Third quarter gross margin was 48% compared to 48% in the 2004 second quarter, and 44% in the 2003 third quarter.  The year-over-year increase in gross margin is primarily due to an increase in revenue and specifically, an increase in metal tool revenue, which increased 150% year-over-year and typically has higher margins.  In addition, gross margin increased due to the leverage generated by fixed manufacturing and customer service costs representing a smaller percentage of the overall cost of goods sold.

Research & development (R&D) expenses for the third quarter totaled $3.9 million, compared to $4.1 million in the second quarter of 2004, and $3.1 million in the year-ago period.  As a percentage of revenue, R&D was 18%, compared to 20% last quarter, and 22% in the same quarter last year.  On a year-over-year basis, the dollar increase in R&D is due to higher compensation costs and an increase in product development costs.  The Company anticipates that fourth quarter spending on R&D will be approximately 17% to 18 % of revenue as it continues the rollout of new products.

Selling, general & administrative (S,G&A) expenses for the third quarter totaled $3.9 million, compared to $3.7 million in the second quarter of 2004, and $2.6 million in the prior year period. As a percentage of revenue, S,G&A was 18% in the 2004 third quarter and 18% in the sequential and prior year periods. The year-over-year increase in absolute dollars is primarily due to increased compensation costs, increased administrative costs at the Company’s branch offices, higher marketing costs for new product launches and an increase in costs associated with Sarbanes-Oxley section 404 reporting compliance.

Balance Sheet Strength

The Company continued to generate cash during the 2004 third quarter and at September 30, 2004, the Company's cash and marketable securities totaled $79.8 million, increasing from $76.1 million at the end of the second quarter of 2004. Working capital changed slightly from June 30, 2004 increasing to $115.7 million.

Outlook

The Company is currently anticipating revenue for the fourth quarter ending December 31, 2004 to be flat to sequentially up 5% compared to that of the 2004 third quarter revenue of $21.8 million. In September 2004, the Company announced its expansion to direct sales and support operations for the Japanese market. As a result of the transition agreement with Tokyo Electron, Ltd. the Company began the fourth quarter with a fully staffed sales and service team to assist its customers in Japan. This investment will have a negative gross margin impact on the next couple of quarter's results until tool shipments occur directly from the Japanese subsidiary.  Therefore, the Company is expecting gross margins to be approximately 47% in the 2004 fourth quarter.  EPS guidance remains the same as the third quarter of 2004 guidance and thus the Company is forecasting  $0.09 to $0.11 per diluted share for the 2004 fourth quarter.

Conference Call

Rudolph Technologies will be hosting a conference call today at 4:45 PM ET.  A live webcast will also be available to investors on the Company's web site at www.rudolphtech.com.  To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software.

About Rudolph Technologies

Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of high-performance process control metrology systems used by semiconductor device manufacturers. The Company provides a full-fab solution through its families of proprietary systems for metrology applications used throughout the device manufacturing process. Rudolph's product development has successfully anticipated and addressed many emerging trends that are driving the semiconductor industry's growth. The Company's success in creating complementary metrology applications through aggressive research and development is key to Rudolph's strategy for continued technological and market leadership.

This press release contains forward-looking statements, including, but not limited to, statements related to our expectations regarding our revenue and earnings expectations for the third quarter , increases in customer orders and bookings, future growth of our business, and the overall improvement in the market. Actual results may differ materially from those projected due to a number of risks, including, but not limited to, the impact of a slowdown in the overall economy, the uncertainty of the current global political environment, the potential for terrorist attacks, the potential for business disruptions due to infectious diseases, changes in customer demands for our existing and new products, the timing, cancellation or delay of customer orders and shipments, the timing of revenue recognition of shipments, new product offerings from our competitors, changes in or an inability to execute Rudolph Technologies' business strategy, unanticipated manufacturing or supply problems, and changes in tax rules. Rudolph Technologies cannot guarantee future results, levels of activity, performance or achievements. The matters discussed in this press release also involve risks and uncertainties summarized under the heading "Factors that May Affect Future Results" in Rudolph Technologies' Form 10-K filed for the year ended December 31, 2003. These factors are updated from time to time through the filing of reports and registration statements with the Securities and Exchange Commission. Rudolph Technologies does not assume any obligation to update the forward-looking information contained in this press release.

(Tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ($000) - (Unaudited)

	September 30,	December 31,
	2004	2003
ASSETS
Current assets
Cash and marketable securities	$ 79,829	$ 80,562
Accounts receivable, net	16,341	10,244
Inventories	32,998	28,321
Prepaid and other assets	3,357	3,958
Total current assets	132,525	123,085
Net property, plant and equipment	8,607	6,817
Intangibles	22,967	23,624
Other assets	6,725	6,845
Total assets	$ 170,824	$ 160,371

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$ 8,622	$ 5,967
Other current liabilities	8,164	5,867
Total current liabilities	16,786	11,834
Stockholders' equity	154,038	148,537
Total liabilities and stockholders' equity	$ 170,824	$ 160,371

(table to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) - ($000)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003

Revenues	$ 21,845	$ 14,169	$ 61,170	$ 42,605
Cost of revenues	11,447	7,890	32,268	24,282
Gross profit	10,398	6,279	28,902	18,323
Operating expenses:
Research and development	3,913	3,149	12,229	9,798
Selling, general and administrative	3,857	2,592	10,828	7,996
Amortization	219	219	657	657
Total operating expenses	7,989	5,960	23,714	18,451
Operating income/(loss)	2,409	319	5,188	(128)
Interest income and other, net	923	285	1,523	1,332
Provision for income taxes	1,138	139	2,047	278
Net income	$ 2,194	$ 465	$ 4,664	$ 926

Net income per share:

Basic	$ 0.13	$ 0.03	$ 0.28	$ 0.06
Diluted	$ 0.13	$ 0.03	$ 0.28	$ 0.06

Weighted average shares outstanding:

Basic	16,755,374	16,376,434	16,729,557	16,354,962
Diluted	16,819,564	16,781,359	16,925,324	16,606,139

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